As filed with the Securities and Exchange Commission on April 15, 2008.

File No. 333-36060

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

Registration Statement

Under

The Securities Act Of 1933

ALFA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	63-0838024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2108 East South Boulevard P.O. Box 11000, Montgomery, Alabama	36191
(Address of Principal Executive Offices)	(Zip Code)

Alfa Corporation 2005 Amended and Restated Stock Incentive Plan

Savings and Profit Sharing Plan and Trust Agreement of Alfa Mutual Insurance Company

Alfa Corporation Employee Stock Purchase Plan

Alfa Mutual Insurance Company Restricted Stock Bonus Plan

(Full title of the plans)

H. Al Scott, Esq.

Secretary and General Counsel

Alfa Corporation

2108 E. South Boulevard

Montgomery, Alabama 36116-2015

(Name and Address of Agent For Service)

(334) 288-3900

(Telephone number, including area code, of agent for service)

Copies to:

Paul J. Nozick, Esq.

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

(404) 881-7000

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statements on Form S-8 (File Nos. 333-125294, 333-91522, 333-67082, and 333-36060) (the “Registration Statements”) of Alfa Corporation (the “Company”) filed with the Securities and Exchange Commission on May 27, 2005, July 15, 2002, August 8, 2001, and May 2, 2000, respectively, which registered shares of the Company’s common stock to be issued to participants under the following Company plans:

Alfa Corporation 2005 Amended and Restated Stock Incentive Plan

Savings and Profit Sharing Plan and Trust Agreement of Alfa Mutual Insurance Company

Alfa Corporation Employee Stock Purchase Plan

Alfa Mutual Insurance Company Restricted Stock Bonus Plan

(collectively, the “Plans”).

On April 15, 2008, the Company completed its merger (“Merger”) with Alfa Delaware Merger Sub, Inc. (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of November 4, 2007, by and among the Company, Alfa Mutual Insurance Company (“AMI”), Alfa Mutual Fire Insurance Company (“AMF” and together with AMI, the “Mutual Group”) and Merger Sub. As a result of the Merger, the Company is wholly owned by the Mutual Group and all Company shares held under the Plans, or subject to awards issued and outstanding under the Plans, have been canceled and converted into the right to receive a cash payment. No additional shares of Company stock will be issued under the Plans.

In accordance with an undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered but unissued under the Registration Statements.

(Signatures on the following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montgomery, state of Alabama, on this 15th day of April, 2008.

ALFA CORPORATION

By:	/s/ Jerry A. Newby
Jerry A. Newby Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jerry A. Newby Jerry A. Newby	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 15, 2008

/s/ Stephen G. Rutledge Stephen G. Rutledge	Director, Senior Vice President, Chief Financial Officer and Chief Investment Officer (Principal Financial Officer)	April 15, 2008

/s/ Ralph C. Forsythe Ralph C. Forsythe	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	April 15, 2008

/s/ C. Lee Ellis C. Lee Ellis	Director	April 15, 2008

/s/ H. Al Scott H. Al Scott	Director	April 15, 2008